Exhibit (2)(n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (File Nos. 811-22561 & 333-265265) on Form N-2 of Skybridge G II Fund, LLC of our reports dated May 27, 2022, with respect to the consolidated financial statements and financial highlights, and dated July 29, 2022, with respect to the senior securities table, which report appears herein.

/s/ KPMG LLP

New York, New York

July 29, 2022